BlackRock Variable Series Funds, Inc.
Series Number: 10
File Number: 811-03290
CIK Number: 355916
BlackRock Money Market V.I. Fund
For the Year Ending: 12/31/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2007.

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

1/24/2007	$1,150	Beethoven Funding Corp	5.25%	4/25/2007
4/27/2007	4,400	Tango Finance Corp	5.30	7/31/2007
6/01/2007	7,000	Brahms Funding Corp	5.29	7/31/2007
9/19/2007	12,121	Beethoven Funding Corp	5.49	12/17/2007
12/06/2007	2,700	Beethoven Funding Corp	5.23	12/20/2007